Exhibit 10.16

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of November 14, 2011 (the “Effective Date”), by and between Jones Lang LaSalle IP, Inc., a Delaware corporation (“Licensor”), and Jones Lang LaSalle Income Property Trust, Inc., a Maryland corporation (“Licensee”), with reference to the trademarks and trade names “JLL”, “Jones Lang LaSalle”, “LaSalle” and “LaSalle Investment Management” (each a “Mark” and collectively, the “Marks”).

RECITALS

WHEREAS, Licensor owns and has the right to license the Marks in and outside the United States; and

WHEREAS, Licensee desires to use each Mark in connection with its business.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Grant of License.

(A)	Subject to the terms and conditions hereinafter set forth in this Agreement, Licensor hereby grants to Licensee a non-transferable, non-assignable, non-exclusive, royalty-free right and license to use each Mark in the United States and elsewhere in the world as part of its corporate name “Jones Lang LaSalle Income Property Trust, Inc.” Licensee may not use any Mark standing alone, use any variation, derivative or stylization of its corporate name, or use any Mark in connection or combination with any other name, term or logo (either of its own or a third party) other than its corporate name. Licensee shall be entitled to so use any of the Marks as part of its corporate name on signage, business letterhead, cards and the like, and on advertising and promotional materials used in the ordinary course in connection with its business of acquiring, investing in, financing and managing a diversified portfolio of high quality income-producing real estate and real estate-related assets, including office, retail, industrial and multifamily properties.

(B)	Licensee’s right to use the Marks is personal to Licensee, is not assignable, and does not include any right of sublicense.

2.	Representations and Warranties of Licensor. Licensor hereby represents and warrants to Licensee as follows:

(A)	Organization. Licensor is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has all requisite corporate power and authority to enter into and carry out the provisions of this Agreement and to consummate the transactions contemplated hereby.

(B)	Authority. This Agreement has been duly executed and delivered by a duly authorized officer of Licensor and constitutes a valid and binding agreement of Licensor, enforceable against such Licensor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application that may affect the enforcement of creditors’ rights generally and by general equitable principles.

(C)	Right to License the Marks. Licensor has the right to grant the license of the Marks.

3.	Representations and Warranties of Licensee. Licensee hereby represents and warrants to Licensor as follows:

(A)	Organization. Licensee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to carry on its business, to enter into and carry out the provisions of this Agreement and to consummate the transactions contemplated hereby. Licensee is or will be duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary.

(B)	Authority. This Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of Licensee. This Agreement has been duly executed and delivered by Licensee and constitutes a valid and binding agreement of Licensee, enforceable against Licensee in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general application that may affect the enforcement of creditors’ rights generally and by general equitable principles.

(C)	Agreements with Third Parties; Non-Competition Agreements. Neither Licensee nor any affiliate thereof has any agreement, arrangement or understanding of any kind with any person or entity that would prevent Licensee from performing its obligations under this Agreement.

(D)	Ownership of the Marks. Licensee hereby acknowledges that Licensor is the owner of the Marks and that Licensee’s right to use the Marks is derived solely from this Agreement. Licensee shall not directly or indirectly challenge or contest Licensor’s ownership of any of the Marks or the validity of any of the Marks. Licensee acknowledges that it shall not acquire any rights of ownership whatsoever in any Mark as a result of this Agreement or Licensee’s use of such Mark, and that all goodwill arising from ownership of the Marks shall inure exclusively to the benefit of Licensor. Licensee agrees to notify Licensor promptly after it becomes aware of any actual or threatened infringement, imitation, dilution, misappropriation or other unauthorized use or conduct in derogation of any Mark (“Infringement Event”). The Licensor shall have the sole right to bring any action to remedy the foregoing (or to refrain from taking any action in its sole discretion), and Licensee shall cooperate with the Licensor in same, at the Licensor’s expense. Licensee shall, at its expense, cooperate fully and in good faith with the Licensor for the purpose of securing, preserving and protecting the Licensor’s rights in and to the Marks.

(E)	Further Assurances. Licensee agrees to execute and deliver, at Licensee’s sole cost and expense, to Licensor, upon Licensor’s request, all documents which are necessary or desirable to secure or preserve Licensor’s rights in or registrations of the Marks, to record this Agreement, as appropriate, or to cancel such recordation, as appropriate.

4.	Term. The term of this Agreement (and the license granted hereunder) shall commence on the Effective Date and continue until terminated in accordance with Paragraph 7 hereof, unless otherwise provided by the parties in writing.

5.	Method of Use. Licensor shall have a right of approval over proposed use of the Marks by Licensee and shall at all times and from time-to-time, have the right to require Licensee, to modify its use of the Marks within a reasonable period to conform to any change to the Marks instituted by Licensor. Licensee shall further employ and display the Marks in accordance with written instructions of Licensor.

6.	Quality Control, Compliance with Laws, and Other Conditions. Licensee acknowledges the importance to Licensor’s and Licensee’s reputation and goodwill, and to the public, of maintaining high, uniform standards of quality in the Services provided under the Marks. Therefore, Licensee agrees to:

(A)	provide all Services under the Marks in a manner that complies with Licensor’s business and professional standards;

(B)	comply (which term shall include compliance by Licensee’s directors and officers) with all applicable laws and statutes, ordinances, regulations, rules and decisions adopted by any governmental authority pertaining to Licensee’s Services, or to use of the Marks;

(C)	use the Marks in a manner that will protect Licensor’s rights and goodwill therein, including the use of all notices, legends or markings that may be required by Licensor in order to give appropriate notice of Licensor’s trademark rights in the Marks;

(D)	affix the Marks on advertising and promotional materials only according to the formats, logotypes, colors, styles and specifications as are currently in use or as shall be specifically approved in advance by Licensor in writing;

(E)	not otherwise use the Marks in any way, except in a form and manner approved by Licensor; and

(F)	follow any other standards as may be reasonably requested to maintain Licensor’s rights in the Marks.

Licensor may periodically audit Licensee’s compliance with the provisions of this Agreement, and Licensee shall cooperate in such audits by making its appropriate personnel, together with copies of its business and employee manuals and samples of its trade masks, marketing materials and business templates, available to Licensor upon reasonable advance notice from Licensor.

7.	Termination by Licensor. The occurrence of any of the following events shall permit the Licensor, at its sole and absolute option and without prejudice to any of its other rights or remedies provided for hereunder or by law or equity, to terminate this Agreement by giving notice to Licensee:

(A)	if Licensee breaches any term or condition of this Agreement and Licensee fails to cure such breach within thirty (30) days after notice thereof from Licensor; or

(B)	if LaSalle Investment Management, Inc. (the “Advisor”) or another controlled affiliate of Licensor ceases to perform advisory services for the Licensee under the Investment Advisory Agreement between Licensee and the Advisor dated as of December 23, 2004, as amended from time to time, or a substantially similar agreement; or

(C)	if Licensee is dissolved, or becomes the subject of any bankruptcy or insolvency proceedings, or a liquidator or receiver is appointed for a substantial portion of Licensee’s assets, or Licensee makes an assignment for the benefit of its creditors, or Licensee generally admits its inability to pay its debts as they become due.

8.	Rights and Obligations Upon Termination or Expiration. Upon any termination or the expiration of this Agreement all of Licensee’s rights in the Marks and in this Agreement shall, without any act by Licensor or Licensee, immediately revert to Licensor. In addition, Licensee shall promptly, but not later than thirty (30) days after such termination, cease to conduct business under or use the Marks or any derivative thereof and the Licensee shall change its name and the names of any of its subsidiaries to a name that does not contain any of the Marks or any other word or words that might, in the reasonable discretion of the Licensor, be susceptible of indication of some form of relationship between the Licensee and the Licensor or any of its affiliates. At such time, the Licensee will also make any changes to any trademarks, servicemarks or other marks necessary to remove any references to the Marks. Consistent with the foregoing, it is specifically recognized that the Licensor or one or more of its affiliates has in the past and may in the future organize, sponsor or otherwise permit to exist other investment vehicles (including vehicles for investment in real property and real estate related assets) and financial and service organizations having any of the Marks as a part of their name, all without the need for any consent (and without the right to object thereto) by the Licensee.

9.	Indemnification.

(A)	Licensor shall indemnify Licensee against any and all liabilities, claims, actions, causes of action, counterclaims, costs and expenses (including reasonable attorneys’ fees) arising out of or incurred in connection with any suits, claims or counterclaims that dispute Licensee’s right to use the Marks as provided for in this Agreement or that arise out of any breach of Licensor’s representations, warranties or covenants hereunder.

(B)	Licensee shall indemnify Licensor against any and all liabilities, claims, actions, causes of action, counterclaims, costs and expenses (including reasonable attorneys’ fees) arising out of or incurred in connection with any suits, claims or counterclaims regarding Licensee’s business (including the Services), Licensee’s acts or failures to act which fall outside the scope of, or are in violation of, this Agreement, or regarding infringement arising out of any act of Licensee.

10.	Approval; Consent. Where the approval or consent of Licensor is required under any provision of this Agreement, such approval or consent shall be requested by Licensee by notice to Licensor, and by providing Licensor with all information which Licensor shall reasonably require for determining whether or not to grant such approval or consent. Upon completion of its review of such request and the information received from Licensee, Licensor shall notify Licensee whether such information is sufficient for Licensor to make its determination.

11.	Limitation on Assignment and Sublicense.

(A)	Neither this Agreement nor any part or all of Licensee’s interest in this Agreement or the Marks may be voluntarily or involuntarily, directly or indirectly, assigned, sublicensed, sold, mortgaged, hypothecated or otherwise transferred by Licensee and Licensee may not permit any lien or encumbrance to be imposed upon this Agreement, including any transfer by operation of law.

(B)	Any assignment, transfer, lien, or sublicense in violation of this Section 11 shall constitute a material breach of this Agreement, thereby giving Licensor the right to terminate this Agreement immediately, and such assignment, transfer or sublicense shall be void ab initio and shall convey no rights or interests in the Marks.

12.	Waiver. The waiver by either party of a breach or provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such other party.

13.	Binding Effect. This Agreement shall be binding upon the parties hereto and shall inure to the benefit of their respective permitted successors in interest and assigns.

14.	Notices. All notices, requests, demands or other communications required or permitted herein shall be in writing and shall be deemed to have been duly given to any party (a) when delivered personally (by courier service or otherwise) or by facsimile, or (b) on the business day after the date sent by a nationally recognized overnight courier service, in each case to the applicable addresses set forth below, or to such other addresses and telecopy numbers as a party shall have previously designated by such a notice.

To Licensor:	Jones Lang LaSalle IP, Inc. 200 East Randolph Drive Chicago, Illinois 60601
	Attention:	General Counsel
	Telephone:	(312) 782-5800
	Facsimile:	(312) 228-2277

To Licensee:	Jones Lang LaSalle Income Property Trust, Inc. 200 East Randolph Drive Chicago, Illinois 60601
	Attention:	Chief Executive Officer and President
	Telephone:	(312) 782-5800
	Facsimile:	(312) 228-0254

15.	Severability. The invalidity, illegality or unenforceability of any provision hereof shall not in any way impair, invalidate or render unenforceable this Agreement.

16.	Choice of Law. This Agreement shall be governed by and construed in accordance with applicable federal law and the “internal” laws of the state of Maryland.

17.	General. This Agreement constitutes the entire agreement of the parties herein with respect to the subject matter hereof and supersedes any prior agreement or understanding, both written and oral. This Agreement may be modified only by written instrument duly executed by each party hereto. The paragraph headings herein are for information only, and this Agreement shall not be construed by reference thereto.

18.	Counterparts. This Agreement may be executed in two or more counterparts, each of which counterpart shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

JONES LANG LASALLE IP, INC.

By:	/s/ GORDON G. REPP
Name:	Gordon G. Repp
Title:	Vice President

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.

By:	/s/ C. ALLAN SWARINGEN
Name:	C. Allan Swaringen
Title:	Chief Executive Officer

Signature Page to License Agreement